Exhibit 99.3

AcelRx Pharmaceuticals Provides Guidance on 2017 Milestones for ARX-04, now known as DSUVIA™ in the United States, for the Treatment of Moderate-to-Severe Acute Pain

●	Expected FDA Acceptance of the NDA
●	Planned Submission of MAA in the EU
●	Potential Approval and Commercialization in the U.S.

REDWOOD CITY, Calif., Jan. 8, 2017 – AcelRx Pharmaceuticals, Inc. (Nasdaq: ACRX), a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of acute pain, provided guidance today on 2017 milestones for its lead product, ARX-04, known as DSUVIA™ (sufentanil sublingual tablet, 30 mcg) in the United States. Specifically, AcelRx's corporate milestones for DSUVIA and ARX-04 in the upcoming year are as follows:

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Advance the NDA. AcelRx submitted a 505(b)2 new drug application (NDA) for DSUVIA for moderate-to-severe acute pain in a medically supervised setting on December 12, 2016. The U.S. Food and Drug Administration (FDA) has 60 days to review an application and determine whether the NDA is acceptable for filing. AcelRx expects to receive this notification from the FDA in the first quarter of 2017. Assuming the FDA, through the Division of Anesthesia, Analgesia and Addiction Products (Division), accepts the NDA for filing, AcelRx will liaise with the Division and any advisory committees that may be convened during the review period.

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Submit the European Regulatory Application. AcelRx expects to submit a Marketing Authorization Application (MAA) under the Centralized Procedure for ARX-04 with the European Medicines Agency (EMA) in the first half of 2017.

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Plan for U.S. Approval and Commercialization. Should the Division favorably complete its review by the expected Prescription Drug User Fee Act (PDUFA) date, AcelRx anticipates being prepared to begin commercialization of DSUVIA as early as the fourth quarter of 2017.

"The most significant goals we accomplished in 2016 were with DSUVIA: The submission of the NDA; developing the DSUVIA commercial strategy; and establishing the supply chain. As a result, we are well positioned as we begin 2017 to advance DSUVIA in the U.S. and ARX-04 in Europe," stated Howie Rosen, CEO of AcelRx. "Of course, a positive FDA decision on our NDA has the potential to fully transform AcelRx and allow us to begin commercialization of DSUVIA into the emergency medicine market. As we presented in December, we believe the peak revenue potential across all settings for DSUVIA in the U.S. is $1.1 billion. This forecast also reinforced our comfort with designating DSUVIA as our lead product and ZALVISO being a potential follow-on product in the U.S."

Tim Morris, CFO of AcelRx added, "We ended 2016 with $80 million in cash and cash equivalents. We anticipate having about $50 million in cash at the end of the 2nd quarter of 2017. Our spending in the 2nd half of 2017 will depend on the review process and PDUFA date set by the Division as well as the specific details of our commercial plans. The acceptance of the NDA for DSUVIA by April 1, 2017 also will allow us to refinance the $21 million outstanding debt with Hercules. We expect to provide cash guidance for the full year as regulatory milestones and commercial plans become clearer."

Members of AcelRx senior management will be participating in The Trout Group Annual 1x1 Management Access Event in San Francisco, January 10 – 13, 2017.

About AcelRx Pharmaceuticals, Inc.

AcelRx Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of moderate-to-severe acute pain. An NDA for DSUVIA (sufentanil sublingual tablet, 30 mcg), known as ARX-04 outside the United States, with a proposed indication for the treatment of moderate-to-severe acute pain in medically supervised settings, was recently submitted to the FDA for review.

The Company’s follow on product, ZALVISO® (sufentanil sublingual tablet system), designed for the management of moderate-to-severe acute pain in adult patients in the hospital setting, is currently enrolling patients in a Phase 3 clinical trial, IAP312. ZALVISO delivers 15 mcg sufentanil sublingually through a non-invasive delivery route via a pre-programmed, patient-controlled analgesia device. ZALVISO is approved in the EU and is investigational and in late-stage development in the U.S. Grunenthal Group holds the rights for ZALVISO in Europe, where a commercial launch has begun.

For additional information about AcelRx's clinical programs, please visit www.acelrx.com.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the process and timing of anticipated future development of AcelRx's product candidates, DSUVIATM (sufentanil sublingual tablet, 30 mcg), known as ARX-04 outside the United States, and ZALVISO® (sufentanil sublingual tablet system), including U.S. Food and Drug Administration, or FDA, review of the New Drug Application, or NDA, for DSUVIA; the potential approval of the DSUVIA NDA by the FDA; the DSUVIA and ARX-04 clinical trial results; AcelRx's pathway forward towards gaining approval of ZALVISO in the U.S., including successful completion of the IAP312 clinical study for ZALVISO; projected cash balances; and the therapeutic and commercial potential of AcelRx's product candidates, including potential market opportunities and market size for DSUVIA, ARX-04 and ZALVISO. These forward-looking statements are based on AcelRx Pharmaceuticals' current expectations and inherently involve significant risks and uncertainties. AcelRx Pharmaceuticals' actual results and timing of events could differ materially from those anticipated in such forward-looking statements, and as a result of these risks and uncertainties, which include, without limitation, risks related to AcelRx Pharmaceuticals' DSUVIA and ARX-04 development programs, including the FDA review of the DSUVIA NDA and the possibility that the FDA may dispute or interpret differently clinical results obtained from the DSUVIA Phase 3 studies; the ZALVISO development program, including successful completion of IAP312 and the resubmission of the ZALVISO NDA to the FDA; any delays or inability to obtain and maintain regulatory approval of its product candidates, including DSUVIA in the United States, ARX-04 in Europe and ZALVISO in the United States; the uncertain clinical development process; the success, cost and timing of all development activities and clinical trials; the accuracy of our cash projections; actual market size for AcelRx product candidates; and other risks detailed in the "Risk Factors" and elsewhere in AcelRx's U.S. Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q filed with the SEC on November 2, 2016. AcelRx undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contacts:

Timothy E. Morris

Chief Financial Officer

650.216.3511

tmorris@acelrx.com

Brian Korb

The Trout Group LLC

646.378.2923

bkorb@troutgroup.com